Exhibit 99.1
CAPSTEAD SECOND QUARTER EARNINGS CONFERENCE CALL INVESTOR PRESENTATION July 27, 2007

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This presentation contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Our actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of our investments and unforeseen factors. As discussed in our filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, our actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

About Capstead and Its Investment Strategy Capstead Mortgage Corporation operates as a real estate investment trust for federal income tax purposes (a "REIT") and is based in Dallas, Texas. We earn income from investing in real estate- related assets on a leveraged basis. Our investments currently consist primarily of a core portfolio of residential adjustable-rate mortgage ("ARM") securities issued and guaranteed by government- sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae, which have an implied AAA credit rating and therefore limited, if any, credit exposure. We also seek to opportunistically invest a portion of our investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans that can provide earnings support during periods of rising short-term interest rates. We believe our investment strategy of conservatively managing a leveraged portfolio of primarily residential ARM securities with limited, if any, credit exposure, prudently augmented with investments in credit-sensitive commercial real estate-related assets, can produce attractive risk- adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates.

Comparative Balance Sheet (in thousands, except per share amounts)

Comparative Income Statement (in thousands, except per share amounts)

Yield / Cost Analysis (in thousands)

Residential Mortgage Investments Key Portfolio Statistics as of June 30, 2007 * Fully indexed net WAC represents the weighted average coupon, net of servicing and guarantee fees, upon one or more resets for the portfolio held at June 30, 2007 using interest rate indices as of June 30, 2007 and the applicable net margin. Subsequent changes in portfolio composition and interest rate indices will impact actual coupon resets. ** Financed with longer-term borrowings totaling $1.48 billion at a rate of 4.98% and an average maturity of 20 months.

Progression of Financing Spreads For Existing Portfolio * Projected yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected second quarter portfolio acquisitions and runoff expectations over the next twelve months, as of July 26, 2007. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition beyond the first quarter primarily influenced by acquisitions made to replace runoff, (ii) actual ARM coupon resets, which typically reset based on prevailing one-year interest rates, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions.

Commercial Mortgage Investments Our Strategy to Augment Our Core Portfolio of Residential MBS Our objective of investing in commercial real estate-related assets is to create a portfolio that can earn attractive risk-adjusted returns that can provide earnings support during periods of rising short-term interest rates. Consisting primarily of subordinate mortgage loans or mezzanine debt supported by interests in commercial real estate. If financed with borrowings, interest rate adjustments on these borrowings will typically closely match those of the pledged collateral, reducing variability of financing spreads. We will invest prudently, and only when risk-adjusted returns are attractive. As of June 30, 2007 commercial real estate-related assets represented about 2% of long-term investment capital; down from 5% at March 31, 2007. During second quarter no new commercial investments were made and one commercial loan position paid off. With the pending sale of Crescent, we are currently evaluating options relative to our commercial loan joint venture with Crescent with a resolution expected by year-end. Overall, we have been cautious in our approach to investing in this sector, focusing our efforts on developing and expanding capabilities and opportunities to internally source, close and monitor this type of investment.